UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2006

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Item 3.02    Unregistered Sales of Equity Securities.

On October 31, 2006, Iconix Brand Group, Inc., a Delaware corporation (the “Registrant”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with The Warnaco Group, Inc., a Delaware corporation (the “Parent”), and its subsidiary, Ocean Pacific Apparel Corp., a Delaware corporation (the “Seller”).

Upon the closing of the transactions contemplated by the Purchase Agreement, the Registrant will acquire certain of the Seller’s assets and rights related to the Seller’s business of marketing, licensing and managing the Seller’s Ocean Pacific® brands, trademarks, intellectual property and related names worldwide (the “OP Assets”). The aggregate consideration of $54,000,000 is payable by the Registrant as follows: (i) $10,000,000 payable by cash at the closing and (ii) $44,000,000 to be evidenced by the Registrant’s issuance to the Seller of a promissory note (in the form of Exhibit A attached to the Purchase Agreement) secured by the OP Assets (the “Note”). The Note shall bear interest at a rate of 7% and become payable in full, together with accrued interest, by Registrant on December 31, 2006 (the “Maturity Date”), subject to certain extension provisions set forth in the Note. On or prior to the Maturity Date, Registrant may elect, subject to the terms and conditions of the Note, to pay up to $27,000,000 of the principal of the Note through the issuance of shares of its common stock, as more fully set forth in the Note (the “Shares”). If the Registrant pays the Seller an amount due under the Note greater than or equal to $25,000,000 in cash by the Maturity Date, then the Registrant may elect to extend the Maturity Date of the Note until January 31, 2007 (the “Extended Maturity Date”), at which time the Registrant must pay the Seller not less than $5,500,000 of the outstanding amount of the Note in cash at the Extended Maturity Date. If the Registrant elects to pay a portion of the principal amount of the Note through the issuance of Shares, the Registrant is required to file a registration statement on Form S-3, if eligible, or other appropriate form with respect to the Shares pursuant to the terms and conditions of a registration rights agreement (in substantially the form of Exhibit C attached to the Note) (the “Registration Rights Agreement”). If Shares (the number of which is not yet determinable and would be based on a future price of the Registrant’s common stock) are issued to the Seller under the Note, the Shares would be issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act for issuances that do not involve a public offering.

Upon the closing of the transactions contemplated by the Purchase Agreement, the Registrant will contribute the OP Assets to OP Holdings, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of the Registrant (“OP Holdings”), pursuant to a contribution agreement. On the transaction closing date, the Seller will deliver all of its right, title and interest in the OP Assets to OP Holdings and OP Holdings will enter into a product license agreement with the Parent.

The description of the Purchase Agreement, the Note and the Registration Rights Agreement (collectively, the “Ocean Pacific Transaction Documents”) do not purport to be complete and are qualified in their entirety by reference to the full text of the Ocean Pacific Transaction Documents, which are filed as exhibits to this Report. The Ocean Pacific Transaction Documents have been included to provide investors and security holders with information regarding their terms. It is not intended to provide any other factual information about the Registrant or the other parties thereto. The Purchase Agreement contains representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

A copy of the press release announcing entry into a definitive agreement is furnished herewith as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit 2.1*	Asset Purchase Agreement, dated as of October 31, 2006, between Iconix Brand Group, Inc., The Warnaco Group, Inc. and Ocean Pacific Apparel Corp. (including the forms of the Note and the Registration Rights Agreement).

	Exhibit 99.1	Press Release of the Registrant dated October 31, 2006.

*The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the SEC copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Neil Cole
Neil Cole President and Chief Executive Officer

Date: November 6, 2006